Exhibit (a)(1)(F)

This announcement is neither an offer to purchase nor a solicitation of an offer to sell Shares (as defined below). The Offer (as defined below) is made solely by the Offer to Purchase, dated September 11, 2008, and the related letter of transmittal (“Letter of Transmittal”) and any amendments or supplements thereto, and is being made to all holders of Shares. The Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of Shares in any jurisdiction in which the making of the Offer or acceptance thereof would not be in compliance with the securities, “blue sky” or other laws of such jurisdiction. In those jurisdictions where the applicable laws require that the Offer be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of the Purchaser (as defined below) by Lazard Frères & Co. LLC (the “Dealer Manager”) or one or more registered brokers or dealers licensed under the laws of such jurisdiction to be designated by the Purchaser.

Notice of Offer to Purchase for Cash

All Outstanding Shares of Common Stock

of

GREENFIELD ONLINE, INC.

at

$17.50 Net Per Share

by

CRISP ACQUISITION CORPORATION

a direct wholly owned subsidiary of

MICROSOFT CORPORATION

Crisp Acquisition Corporation, a Delaware corporation (the “Purchaser”) and a direct wholly owned subsidiary of Microsoft Corporation, a Washington corporation (“Microsoft”), is offering to purchase all outstanding shares of common stock, par value $0.0001 per share (the “Shares”), of Greenfield Online, Inc., a Delaware corporation (“Greenfield”), at a purchase price of $17.50 per Share (the “Offer Price”), net to the seller in cash, without interest thereon and less any required withholding taxes, upon the terms and subject to the conditions set forth in the Offer to Purchase, dated September 11, 2008 (the “Offer to Purchase”), and in the Letter of Transmittal (which, together with the Offer to Purchase, as each may be amended or supplemented from time to time, collectively constitute the “Offer”). Stockholders of record who tender directly to American Stock Transfer & Trust Company, LLC, the depositary for the Offer (the “Depositary”), will not be obligated to pay brokerage fees or commissions or, except as set forth in the Letter of Transmittal, transfer taxes on the purchase of the Shares by the Purchaser pursuant to the Offer. Stockholders who hold their Shares through a broker, dealer, commercial bank, trust company or other nominee should consult such institution as to whether it charges any service fees.

THE OFFER AND THE WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, AT THE END OF WEDNESDAY, OCTOBER 8, 2008, UNLESS THE OFFER IS EXTENDED.

The purpose of the Offer is for Microsoft, through the Purchaser, to acquire control of, and the entire common equity interest in, Greenfield. Following the consummation of the Offer, the Purchaser intends to effect the Merger (as defined below).

The Offer is not subject to a financing condition. The Offer is conditioned upon, among other things, (i) the satisfaction of the Minimum Tender Condition (as described below), (ii) the waiting period (and any extension thereof) applicable to the Offer or the Merger under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, having been terminated or expired, (iii) any required antitrust or competition law filings having been made in Italy, (iv) approvals having been obtained with respect to (A) required antitrust or competition law filings in Germany and (B) any additional non-U.S. antitrust or competition law filing applicable to the Offer or the Merger, with respect to which filing Greenfield failed to provide information to Microsoft, or provided incorrect information to Microsoft, that resulted in Microsoft failing to determine that such filing was required, and with respect to which the failure to obtain such approval would prevent or prohibit the consummation of the Offer or the Merger with respect to such non-U.S. jurisdiction. The “Minimum Tender Condition” requires that the number of Shares that has been validly tendered and not withdrawn prior to the expiration of the Offer (as it may be extended pursuant to the Merger Agreement (as defined below)), together with any Shares then owned by Microsoft or the Purchaser (but excluding any Shares subject to the Top-Up Option (as defined in the Offer to Purchase)), represent a majority of the total number of outstanding Shares on a fully diluted basis at the time of the expiration of the Offer. The Offer also is subject to other conditions set forth in Section 14 of the Offer to Purchase.

The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of August 29, 2008 (as it may be amended from time to time, the “Merger Agreement”), by and among Microsoft, the Purchaser and Greenfield. The Merger Agreement provides, among other things, that following the consummation of the Offer and subject to certain conditions, the Purchaser will be merged with and into Greenfield (the “Merger”) with Greenfield continuing as the surviving corporation, wholly owned by Microsoft. In the Merger, each Share outstanding immediately prior to the effective time of the Merger (other than Shares held (i) by any direct or indirect wholly owned subsidiary of Greenfield, which Shares will be cancelled and cease to exist without delivery of consideration, (ii) in treasury by Greenfield, which Shares will be cancelled and cease to exist without delivery of consideration, or (iii) by stockholders who exercise appraisal rights under Delaware law with respect to such Shares) will be cancelled and converted into the right to receive, in cash, $17.50 or any greater per Share price paid in the Offer, without interest thereon and less any required withholding taxes. The Merger Agreement is more fully described in Section 11 of the Offer to Purchase.

The Greenfield board of directors unanimously (i) determined that the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Offer and the Merger, are advisable and in the best interests of, Greenfield and its stockholders, (ii) adopted resolutions approving and declaring advisable the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Offer and the Merger, and (iii) recommended that Greenfield’s stockholders accept the Offer, tender their Shares in the Offer and, if required by applicable law, adopt the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Merger.

The Merger Agreement provides that (i) Microsoft and the Purchaser must extend the Offer from time to time (such extension to be for a period that does not exceed ten business days after the previously scheduled Expiration Date (as defined in Section 1 of the Offer to Purchase), unless otherwise reasonably agreed to by the parties) if, at any scheduled Expiration Date, any condition of the Offer is not satisfied or waived and the Merger Agreement has not been terminated in accordance with its terms and (ii) the Purchaser may, in its discretion and without Greenfield’s consent, elect to provide one or more subsequent offering periods for the Offer in accordance with Rule 14d-11 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), for a number of days to be determined by Microsoft (which shall not be less than three nor more than 20 business days in the aggregate) if the first date of acceptance for payment and payment of the Shares occurs and Microsoft does not acquire the number of Shares sufficient to enable the Purchaser to effect a short-form merger with Greenfield (assuming exercise of the Top-Up Option in full). Under the Merger Agreement, the Purchaser and Microsoft may, in their discretion and without Greenfield’s consent, also extend the Expiration Date for any period required by any rules or regulations of the Securities and Exchange Commission, the NASDAQ Global Market or any other stock exchange or automated quotation system applicable to the Offer. The Purchaser does not currently intend to provide a subsequent offering period, although the Purchaser reserves the right to do so. Greenfield stockholders will not have withdrawal rights during any subsequent offering period.

Subject to the limitations contained in the Merger Agreement and to the applicable rules and regulations of the Securities and Exchange Commission, the Purchaser reserves the right from time to time to waive any conditions to the Offer (other than the Minimum Tender Condition, which may only be waived with the prior written consent of Greenfield), increase the Offer Price or change the terms and conditions of the Offer. However, the Purchaser and Microsoft have agreed in the Merger Agreement that, without the consent of Greenfield, they will not (i) reduce the number of Shares sought to be purchased in the Offer, (ii) reduce the Offer Price, (iii) add to the conditions to the Offer set forth in the Merger Agreement, (iv) modify any of the conditions to the Offer set forth in the Merger Agreement or amend any other term of the Offer in any manner adverse to the holders of the Shares, (v) reduce the time period during which the Offer will remain open, or (vi) change the form of the consideration payable in the Offer.

Any extension of the Offer, waiver, amendment of the Offer, delay in acceptance for payment or payment or termination of the Offer will be followed, as promptly as practicable, by public announcement thereof, such announcement in the case of an extension to be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date of the Offer.

For purposes of the Offer, the Purchaser will be deemed to have accepted for payment and thereby purchased the Shares validly tendered and not withdrawn if and when the Purchaser gives oral or written notice to the Depositary of the Purchaser’s acceptance of such Shares for payment pursuant to the Offer. Under the terms of the Merger Agreement, the Purchaser is obligated to accept for payment and pay for Shares validly tendered and not withdrawn immediately on or after the expiration of the Offer. Upon the terms and conditions of the Offer, the Purchaser will pay for Shares accepted for payment pursuant to the Offer by depositing the purchase price therefor with the Depositary, which will act as agent for the tendering stockholders for purposes of transmitting such payments to the tendering stockholders. Under no circumstances will the Purchaser pay interest on the purchase price for the Shares, regardless of any extension of the Offer or any delay in payment for the Shares.

In all cases, the Purchaser will pay for the Shares accepted for payment pursuant to the Offer only after timely receipt by the Depositary of (i) certificates representing such Shares or timely confirmation of a book-entry transfer of such Shares into the Depositary’s account at The Depository Trust Company (“DTC”) pursuant to the procedures set forth in Section 3 of the Offer to Purchase; (ii) a properly completed and duly executed Letter of Transmittal (or manually executed facsimile thereof) with all required signature guarantees or, in the case of a book-entry transfer, an Agent’s Message (as defined in Section 2 of the Offer to Purchase) in lieu of the Letter of Transmittal; and (iii) any other documents required by the Letter of Transmittal.

Shares tendered pursuant to the Offer may be withdrawn at any time on or before the expiration of the Offer. Thereafter, tenders are irrevocable, except that, unless the Purchaser has previously accepted them for payment, Shares tendered may also be withdrawn at any time after November 10, 2008 until the Purchaser accepts them for payment. For a withdrawal of the Shares to be effective, the Depositary must timely receive a written, telegraphic or facsimile transmission notice of withdrawal at one of its addresses set forth on the back cover of the Offer to Purchase. Any notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name in which the certificates representing such Shares are registered, if different from that of the person who tendered such Shares. If Shares have been tendered pursuant to the procedures for book-entry transfer as set forth in Section 3 of the Offer to Purchase, any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn Shares. If certificates representing the Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such certificates, the name of the registered owner and the serial numbers shown on such certificates must also be furnished to the Depositary and the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution (as defined in Section 3 of the Offer to Purchase), unless such Shares have been tendered for the account of an Eligible Institution.

The Purchaser will determine, in its sole discretion, all questions as to the form and validity (including time of receipt) of any notice of withdrawal, and such determination will be final and binding. No withdrawal of Shares will be deemed to have been properly made until all defects and irregularities have been cured or waived. None of the Purchaser, Microsoft or any of their respective affiliates or assigns, the Depositary, Innisfree M&A Incorporated (the “Information Agent”), the Dealer Manager or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give such notification. Withdrawals of tenders of Shares may not be rescinded and any Shares properly withdrawn will be deemed not validly tendered for purposes of the Offer. Withdrawn Shares may, however, be re-tendered by following one of the procedures for tendering the Shares described in Section 3 of the Offer to Purchase at any time prior to the expiration of the Offer.

The information required to be disclosed by paragraph (d)(1) of Rule 14d-6 of the General Rules and Regulations under the Exchange Act is contained in the Offer to Purchase and is incorporated herein by reference.

Greenfield provided the Purchaser with Greenfield’s stockholder lists and security position listings for the purpose of disseminating the Offer to Purchase, the Letter of Transmittal and related documents to holders of the Shares. The Offer to Purchase, the Letter of Transmittal and related documents will be mailed to record holders of the Shares whose names appear on Greenfield’s stockholder list and will be furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing for subsequent transmittal to beneficial owners of the Shares.

In most circumstances, a sale of the Shares pursuant to the Offer will be a taxable transaction for U.S. federal income tax purposes and may also be a taxable transaction under applicable state, local or foreign income or other tax laws. See Section 5 of the Offer to Purchase for a more detailed discussion of the tax treatment of the Offer and the Merger. You are urged to consult with your own tax advisor concerning any particular tax consequences that might affect you as a result of the Offer and the Merger.

The Offer to Purchase and the Letter of Transmittal contain important information. Stockholders should carefully read both documents in their entirety before any decision is made with respect to the Offer.

Questions and requests for assistance may be directed to the Information Agent at the address and telephone numbers set forth below. Requests for copies of the Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery and other related materials may be directed to the Information Agent or to brokers, dealers, commercial banks or trust companies. Such copies will be furnished promptly at the Purchaser’s expense. The Purchaser will not pay any fees or commissions to any broker or dealer or any other person (other than the Information Agent or the Dealer Manager) for soliciting tenders of the Shares pursuant to the Offer.

The Information Agent for the Offer is:

Innisfree M&A Incorporated

501 Madison Avenue, 20th Floor

New York, New York 10022

Stockholders Call Toll-Free: (888) 750-5834

Banks and Brokers Call Collect: (212) 750-5833

The Dealer Manager for the Offer is:

30 Rockefeller Plaza

New York, New York 10020

(212) 632-6211

September 11, 2008